 \
EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Linn Energy, LLC:
     We consent to the use of our reports dated February 25, 2009, with respect to the consolidated balance sheets of Linn Energy, LLC and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, unitholders’ capital (deficit), and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and our report dated April 7, 2008, with respect to the Statement of Revenues and Direct Operating Expenses—Assets acquired from Lamamco Drilling Company for the year ended December 31, 2007, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Houston, Texas
May 11, 2009